Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Aptimus Incorporated

We consent to the use of our reports dated January 21, 2004 with respect to the balance sheet of Aptimus, Inc as of December 31, 2003 and 2002 and the related statements of operations, stockholder's equity and cash flows for each of the years in the three-year period ended December 31, 2003, and the related financial statement schedule, incorporated herein by reference in the registration statement filed on amendment no. 1 to Form S-1 (file no. 333-114089). We also consent to the reference to our Firm under the caption "Experts" as it relates to amendment one of the registration statement filed July 27, 2004.

/s/ Moss Adams LLP

Seattle, Washington
July 27, 2004